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                                                                   Exhibit 10.14

                                SECOND AMENDMENT
                                       TO
                        ASSET PURCHASE AND SALE AGREEMENT

                                     between

                     WILLIAMS REFINING & MARKETING, L.L.C.,
                      WILLIAMS GENERATING MEMPHIS, L.L.C.,
                        WILLIAMS MEMPHIS TERMINAL, INC.,
                    WILLIAMS PETROLEUM PIPELINE SYSTEMS, INC.
                                       AND
                        WILLIAMS MID-SOUTH PIPELINES, LLC

                                     Sellers

                                       and

                          THE WILLIAMS COMPANIES, INC.

                               Sellers' Guarantor

                                       and

                         THE PREMCOR REFINING GROUP INC.

                                    Purchaser

                                       and

                                   PREMCOR INC.

                              Purchaser's Guarantor


     This Second Amendment is made effective as of February 28, 2003 by and among the Sellers, Sellers' Guarantor, the Purchaser and Purchaser's Guarantor (the "Parties").

                                    RECITALS

     A. The Parties made and entered into that certain Asset Purchase and Sale Agreement as of the 25/th/ day of November 2002 and amended that agreement pursuant to a First Amendment to Asset Purchase and Sale Agreement effective as of January 16, 2003 (such Asset Purchase and Sale Agreement, as amended, being hereinafter referred to as the "Asset PSA").

     B. The Parties now desire to further amend the Asset PSA as set forth herein.

     In consideration of the matters set forth herein, the Parties agree that the Asset PSA is hereby amended in the following particulars:

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     Capitalized terms used herein shall have the same meaning as the defined terms in the Asset PSA.

     1. Crude Oil Acquired for March 2003 Deliveries. (a) Domestic Crude. With respect to domestic barrels of crude oil for which Williams Refining & Marketing, L.L.C. ("Seller") has entered into contracts with third parties for deliveries into Capline pipeline during the month of March, 2003 (as those barrels are described in Exhibits "A" and "B" hereto), the Parties agree that such barrels will be purchased by Purchaser and sold by Seller pursuant to the contracts attached hereto as Exhibits "A" and "B". Purchaser agrees to provide credit support for such contracts consisting of an irrevocable standby letter of credit in the amount of approximately $75 million and in the form attached hereto as Exhibit "C".

     (b) Foreign Crude. With respect to foreign barrels of crude for which Seller has entered into contracts with third parties and with Purchaser for deliveries into Capline pipeline during the month of March 2003 (under which such contracts Seller has neither prepaid for the crude nor acquired title thereto prior to the Effective Time), the Parties agree as follows: (i) If such Seller contracts are assignable (including those for which any necessary prior consent has been obtained from the third party), such contracts (and all rights and obligations arising thereunder) will be assigned to and assumed by Purchaser upon the Closing; (ii) Such contracts for foreign crude (if any) that are not assignable will be covered by a back-to-back contract which Seller and Purchaser shall enter at Closing containing terms, including price terms, that mirror, in all substantive respects, the terms and conditions of the Seller contract applicable to that crude, with the exception that Purchaser will be obligated to make payment for such barrels in accordance with the payment terms under Seller's contract for such crude but no earlier than at the time that title to such barrels transfers to Purchaser via delivery of such barrels into Capline pipeline for Purchaser's account. Purchaser further agrees, however, to provide credit support for such contracts by, at Purchaser's option, (x) prepaying funds to Seller directly or (y) providing an irrevocable standby letter of credit in the form hereto as Exhibit C to cover each foreign contract at least two business days prior to delivery into Capline pipeline for Purchaser's account. Promptly upon receipt of Seller's invoice (and reasonable documentation of such shipment for Purchaser's account), but in no event later than the first business day following the receipt of such invoice, Purchaser shall make payment for the applicable volumes of crude in accordance with such invoice via wire transfer to Seller's account in accordance with the instructions provided by Seller.

     (c) True-up. With respect to volumes of crude delivered under (a) above, the later of forty (40) days after Closing or the date the final reconciliation between Williams and its domestic crude oil suppliers have occurred, the Parties will true up for volume by grade, price and any other adjustments allowed under the contract, all amounts paid. With respect to volumes of crude delivered under
(b)(ii) above within forty (40) days after Closing, the Parties will true-up for volume by grade, price and any other adjustments available under the contracts, all amounts paid. Any payment required to be made pursuant to such true up shall be made by wire transfer no later than five (5) days after such true up.

     (d) Schedule 2.4(a). The Parties agree that Schedule 2.4(a) is hereby amended to provide that the "pricing days" for valuing the Williams Feedstock Inventory and the Williams Product Inventory will be the day of Closing and the first four (4) consecutive business days immediately following the Closing Date. Each such business day used for pricing must be one

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for which the applicable publication referenced in Schedule 2.4(a) publishes a price quotation and the New York Mercantile Exchange ("NYMEX") is open for normal business and normal hours of business. In no event will a business day be used as a pricing day if the applicable marker price referenced in Schedule 2.4(a) of the PSA is not published on that date or the NYMEX is not open for normal business and normal hours of business. The Parties agree that the pricing of the Williams Feedstock Inventory and the Williams Product Inventory must be completed within a fifteen (15) consecutive business day pricing period immediately following Closing. If, during the fifteen (15) day consecutive business days immediately following Closing there are at least three (3) pricing days, the Parties agree to use the average of the pricing days achieved to value the Inventory. If, during the fifteen (15) consecutive business days immediately following Closing, there are not at least three (3) pricing days, the Parties agree that the determination of the fair market values of the Inventory will be resolved pursuant to the provisions of the Dispute Resolution provisions of
Article XI of the Asset PSA.

     2. Oracle Licenses. With respect to Oracle licenses that are used at the Assets, Sellers have provided notice to Purchaser of Sellers' election under
Section 6.15 of the Asset PSA to retain such Oracle licenses. The Parties hereby agree that Sellers are to refrain from all efforts to obtain replacement Oracle licenses for Purchasers without further written direction from Purchaser pursuant to the terms of the Asset PSA.

     3. Exchange Balances. The definition of "Williams Product Inventory" is hereby amended to exclude any exchange imbalances. Purchaser and Sellers agree that Sellers will cash settle all exchange balances for the periods prior to the Closing Date so that the exchange agreements assigned to Purchaser at Closing will have -0- balances.

     4. Forward Hedges of Heating Oil. Purchaser and Sellers agree that Sellers will cash settle the corresponding NYMEX long future hedges associated with the remaining firm price distillate sales that are described in pages 10-12 of Schedule 4.5 of the PSA in which the Sellers have not delivered the contracts and which the Purchaser will assume the delivery obligations of the contracts. Such cash settlement will be determined as set forth in the "Cash Settlement of Outstanding Futures" schedule attached hereto (which assumes a Closing Date of Monday, March 3, 2003). If, on Closing Date, the price of NYMEX heating oil contracts are greater than the price of the corresponding April and May NYMEX heating oil contracts described in pages 10-12 of Schedule 4.5 of the PSA, the total value difference shall be applied at Closing to decrease the Final Inventory Amounts. If, on the Closing Date, the price of NYMEX heating oil contracts are less than the price of the corresponding April and May NYMEX heating oil contracts described in pages 10-12 of Schedule 4.5 of the PSA, the total value difference shall be applied at Closing to increase the Final Inventory Amounts.

     5. Peaking Power Plant. The Parties agree that there will be a separate Closing for the transfer of Sellers' interest in Williams Generating Memphis, L.L.C. and Williams Power Marketing, LLC in recognition of the need for prior FERC approval before the ownership of Williams Generating Memphis, L.L.C. may be transferred to Purchaser. Such Closing shall occur within five (5) calendar days following the day that public notice of such transfer approval by FERC has been given. Such separate Closing will not reduce or affect the Closing Purchase Price required to be paid under Section 2.2(b) of the Asset PSA. Sellers will provide Purchaser with the economic benefit of Williams Generating Memphis, LLC and Williams Power Marketing until such separate Closing. Sellers and Purchaser agree that the Assets owned by

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Williams Generating Memphis, L.L.C. and Williams Power Marketing, LLC shall be governed by such representations, warranties, covenants, agreements and indemnities as may apply (and to the extent of such application) under the Asset PSA to the same extent as if such Assets were to be transferred to Purchaser instead of the transfer of the ownership interest to Purchaser of Williams Generating Memphis, L.L.C. and Williams Power Marketing, LLC. Such separate Closing shall not constitute a waiver or forfeiture of any rights and remedies that Purchaser may have under the terms of the Asset PSA.

     6. Schedule 4.13(a) - Description of Real Property. Schedule 4.13(a) is hereby superseded and replaced in its entirety by the attached First Amended
Schedule 4.13(a).

     7. 330,000 Barrel Storage Tank at St. James. The Parties hereby confirm the provisions of Sections 6.19 and 7.2(d) of the Asset PSA with respect to the referenced storage tank and the related surface lease and pipeline servitude and tank operating agreements. If the necessary consents for Sellers' transfer of the tank and the related tank operating agreement and surface lease and pipeline servitude agreement have not been obtained before Closing, Sellers will provide Purchaser with the economic benefit of such tankage and such agreements until such consents are obtained. Unless otherwise agreed, such economic benefit will be on a pass-through basis, with such costs as are actually incurred in connection with the ownership of the tank and pursuant to the terms of the lease and tank operating agreement. In the event that any of the provisions of the underlying land lease or tank operating agreement are proposed to be changed, Sellers shall review the proposed changes with Purchaser with Sellers first obtaining Purchasers consent to any increase in costs or change in a material term. At Closing, the Parties will execute an agreement that is consistent with the foregoing and it substantially in the form attached hereto as Exhibit "D."

     8. Form of Special Warranty Deed. The form of special warranty deed (Exhibit B to the Asset PSA) upon which the Parties have agreed is attached hereto as Exhibit "E".

     9. Section 6.2(m). Section 6.2(m) of the Asset PSA concerns the maintenance and capital projects described in Schedule 6.2(m) and the Parties have entered into a separate Low Sulfur Gasoline Project Agreement. The Parties recognize that certain of these maintenance and capital project matters, as reflected on Exhibit "F" hereto, will not have been completed at the time of Closing and do hereby agree to resolve and settle all of those matters through the payment to Purchaser, via Purchase Price adjustment at Closing, of the sum of $41,048.00 as calculated on Exhibit "F." Purchaser agrees that, subject to such Purchase Price adjustment being made at Closing and Sellers' payments of invoices attributable to the period prior to Closing, Sellers have fully performed and satisfied their obligations under Section 6.2(m) and Sellers agree that Purchaser has fully performed and satisfied its obligations under the Low Sulfur Gasoline Project Agreement up to and including the Closing Date.

     10. Casualty/Unfinished Items. Exhibit "G" hereto sets forth the following five items ("Items"): Two casualty incidents at the Memphis refinery which occurred after November 25, 2002 (Items 1 and 2), one unfinished project involving removal and disposition of tank waste (Item 3), and two real property matters (Items 4 and 5). Because repairs and actions related to these items will not be completed until after the Closing, the Parties have agreed to escrow specified amounts for each Item, the sum of which equals $2.7 million, pursuant to the escrow agreement attached hereto as Exhibit "G-1." The Parties agree to handle these Items as follows:

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     (a)  Items 1, 2 and 5. The Parties shall endeavor in good faith to agree upon commercially reasonable approaches (including the cost thereof) to repairing or completing each one of these Items. If the Parties are unable to reach such agreement on any one or more of these Items, such disagreement(s) will be resolved pursuant to the Dispute Resolution provisions of Article XI. The agreed-upon repair or completion approach shall be conducted or managed by the Purchaser who shall provide prompt notice to Sellers of completion, including detail cost support for the repairs and other actions taken. When an Item has been repaired or completed pursuant to the Parties' agreed-upon repair or completion approach, any escrowed amounts attributable to that Item over and above the actual repair or completion cost shall be promptly released to Sellers.

     (b) Items 3 and 4. Sellers shall, in satisfaction of Item 3, ship and dispose of the 25 roll-off boxes currently located at the Memphis refinery resulting from completion of the asphalt tank cleaning project. Purchaser will provide Sellers with reasonable assistance in effectuating such shipment from the refinery premises. When Sellers have completed such shipment, the escrowed amount applicable to Item 3 will be promptly paid to Sellers. Item 4 concerns the Capline Connection Agreement, dated August 6, 1984, between the Capline Owners and Mid-America Pipeline Company (the "Connection Agreement"), the Pipeline and Meter Station Easement, dated February 14, 1985, between Shell Pipe Line Corporation and Mid-America Pipeline Company (the "Easement"), 18 pipeline easements located along the Collierville pipeline that are to be transferred to The Premcor Pipeline Company (the "Pipeline Easements"), and the Surface Lease and Pipeline Servitude and the Tank Operating Agreement, both dated December 1, 1996, between Shell Pipe Line Corp. and Mapco Petroleum Inc., now known as Williams Express, Inc. (the "Capline Agreements"). With respect to the Pipeline Easements, the Easement, the Connection Agreement and the Capline Agreements, Sellers will use their best efforts to cause such agreements or other easements, contracts or property interests providing substantially similar benefits to vest in The Premcor Pipeline Company. Upon completion of Item 4, the monies remaining in escrow with respect to such item will be promptly paid to Sellers.

     (c) Limitations on Liability. Sellers shall have no liability to Purchaser in connection with any one of Items 1, 2 or 3 over and above the amount allocated thereto in accordance with Exhibit "G". The amounts allocated on Exhibit "G" with respect to Items 4 and 5 are good faith estimates by the Parties of the maximum amounts that will have to be expended to accomplish Items 4 and 5 in a commercially reasonable fashion. Except as provided for in this Second Amendment, for the respective escrow amounts allocated to these Items on Exhibit "G," this paragraph 10 of this Second Amendment does not create rights or remedies over and above any that may already exist under the Asset PSA; nor does this Second Amendment limit or impair any such rights or remedies that may exist under the terms of the Asset PSA upon Closing.

     11. Inventory Estimate Adjustment. The parties agree to reduce the Inventory Estimate of $167,660,020.74 provided by Sellers to Purchaser on February 24, 2003 by the amount of $22,862,500 in order to exclude from Inventory a Saharan Blend crude oil cargo that will now be arriving after the Effective Time. The adjusted Inventory Estimate is therefore $144,797,520.74.

     13. Off-Spec Propylene/Propane Product. Purchaser agrees to buy and Seller agrees to sell approximately 20 full rail cars of off-spec propylene/propane mix product located on Real Property on the Closing Date. The Parties agree that the price for this product shall be

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determined in accordance with the method of determination in Schedule 2.4(a) of the Asset PSA for propylene/propane mix minus 7 cents per gallon. The value of this product shall be included in the Final Inventory Amount and shall be subject to the Inventory adjustment and dispute resolution procedures of Section
2.4 of the Asset PSA.

     14. Revised Schedules. Schedule 4.3(a) is hereby superseded and replaced in its entirety by the attached First Amended Schedule 4.3(a). Schedule 4.6(a) is hereby superseded and replaced in its entirety by the attached First Amended
Schedule 4.6(a). Schedule 4.6(b) is hereby superseded and replaced in its entirety by the attached First Amended Schedule 4.6(b). Schedule 4.6(c) is hereby superseded and replaced in its entirety by the attached First Amended
Schedule 4.6(c).

     15. Brent vs. WTI Differential for Inventory Valuation. The parties agree that Brent crude oil included in Inventory shall be priced at the NYMEX WTI price minus $0.50 per barrel at St. James. The Brent price at any other location shall be adjusted with the applicable transportation differential as specified in the Asset PSA.

     16. Closing/Effective Time. The parties agree that the Effective Time of the Closing shall be 12:0l A.M. CST on March 3, 2003.

        [THE BALANCE OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK, WITH
                     SIGNATURES APPEARING ON THE NEXT PAGE]

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

Signature page to that certain Second Amendment to Asset Purchase and Sale Agreement between Williams Refining & Marketing, L.L.C., Williams Generating Memphis, L.L.C., Williams Memphis Terminal, Inc., Williams Petroleum Pipeline Systems, Inc. and Williams Mid-South Pipelines, LLC (Sellers), The Williams Companies, Inc. (Sellers' Guarantor) and Premcor Refining Group, Inc. (Purchaser) and Premcor Inc. (Purchaser's Guarantor)

     IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be executed by their duly authorized representatives as of the date first above written.

"Purchaser"                            "Sellers"

The Premcor Refining Group, Inc.       Williams Refining & Marketing, L.L.C.


By: /s/ Michael Gayda                  By: /s/ Randy M. Newcomer
   ---------------------------------      --------------------------------------
   Name:  Michael Gayda                   Name:  Randy M. Newcomer
        ----------------------------           ---------------------------------
   Title: Senior V.P.                     Title: President
         ---------------------------            --------------------------------

                                       Williams Generating Memphis, L.L.C.

"Purchaser's Guarantor"

Premcor Inc.                           By: /s/ Randy M. Newcomer
                                          --------------------------------------
                                          Name:  Randy M. Newcomer
                                               ---------------------------------
                                          Title: President
                                                --------------------------------
By: /s/ Michael Gayda
   ---------------------------------
   Name:  Michael Gayda                Williams Memphis Terminal, Inc.
        ----------------------------
   Title: Senior V.P.
         ---------------------------
                                       By: /s/ Randy M. Newcomer
                                          --------------------------------------
                                          Name:  Randy M. Newcomer
                                               ---------------------------------
                                          Title: President
                                                --------------------------------

                                       Williams Petroleum Pipeline Systems, Inc.


                                       By: /s/ Randy M. Newcomer
                                          --------------------------------------
                                          Name:  Randy M. Newcomer
                                               ---------------------------------
                                          Title: President
                                                --------------------------------
"Sellers' Guarantor"

The Williams Companies, Inc.           Williams Mid-South Pipeline, LLC


By: /s/                                By: /s/ Randy M. Newcomer
   ---------------------------------      --------------------------------------
   Name:                                  Name:  Randy M. Newcomer
        ----------------------------           ---------------------------------
   Title:                                 Title: President
         ---------------------------            --------------------------------

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